SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


    Pursuant to  Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (date of earliest event reported):  June 11, 1997



                                EuroGas, Inc.
             (Exact Name of Registrant as Specified in its Charter)


                 Utah                      33-1381-D          87-0427676
     (State or other jurisdiction of      (Commission       (IRS Employer
     incorporation or organization)       File Number)      Identification No.)

     942 East 7145 South, #101A, Midvale, Utah                    84047
     (Address of Principal Executive Offices)                  (Zip Code)


     Registrant's Telephone Number, Including Area Code:  (801) 255-0862


     (Former name, former address, and formal fiscal year, if changed since last report)


                 ITEM 2.  ACQUISITION AND DISPOSITION OF ASSETS

     On June 11, 1997, EuroGas, Inc. (the "Company") acquired all of the issued and outstanding stock of OMV (Jakutien) Exploration GmbH ("OMVJ") from OMV Group, Austria's largest industrial concern in exchange for $6,000,000 (U.S.) and a 5% interest in OMVJ's net profits.

     OMVJ's primary asset is a 50% interest in the joint venture (known as "TAKT") with Sahaneftegas, the Yakutia's national oil and gas company. TAKT was formed to appraise, explore, and develop, and, when appropriate, export oil and gas reserves in a large portion of Yakutia (officially known as the Sakha Republic). Yakutia has the largest land area of the Russian federations located in the far eastern portion of what was formerly the Soviet Union. TAKT's rights also include the exploration, production, and development of all other mineral resources except for diamonds and also includes the rights to sell consumer products in Yakutia.

     Yakutia is thinly populated (just over 1,000,000 people) and covers approximately 3,100,000 square kilometers which the United States Geological Service has rated as extremely rich in natural resources. There has been limited commercial exploitation of hydrocarbons in Yakutia and those in place are generally limited to providing fuel supplied heat and energy to local urban and industrial complexes partly because of the general remoteness and poor transportation network currently in existence which makes harsh demand on the supply and distribution system. Since 1991, the Yakutian government has put in place an economic and legal system which is designed to encourage foreign investment and export of hydrocarbons. The Company's interest in acquiring OMVJ is based in large part on the Company's belief that TAKT is well-positioned to participate in the perceived international gas export project which has been envisioned pursuant to feasibility studies already conducted by Korean, Chinese, and Japanese consortiums.

     TAKT currently holds two large exploration blocks located near the city Lensk, which covers approximately 21,300 square kilometers (approximately 9,650 square miles located in the southeast of the East Siberian platform or East Siberian Basin) which has been approved for exploration by both the Yakutian government and the USSR State Committee for Geology. TAKT also holds first right refusal on adjoining exploration blocks. TAKT has been conducting activities within the two blocks for the past six years employing modern seismic and exploration techniques with encouraging results.

     The exploration phase which is expected to last for another three to five years is estimated to cost in its entirety approximately $28,000,000 (U.S.) of which OMVJ's share would be $14,000,000 (U.S.). OMVJ has already spent approximately $6,000,000 (U.S.) on the project.

     TAKT has agreed with the Yakutian government to spend 2.0% of its budget in the exploration phase for environmental and social concern obligations and another 2.5% of the development stage expenditures, but in no event to exceed $30,000,000 (U.S.). Such expenses are recoverable against royalties and profits payable. The production carries with it an 8% royalty and a 40% net profits interest payable to the Yakutian government.

     TAKT and Sahaneftegas each appoint two members to the board of directors of TAKT with OMVJ having the right to nominate the chairman who holds the tie-breaking vote. Unanimous votes are required for any amendments of the joint venture itself, the admission of new partners, any buying or selling of shares, and reappointment or dismissal of the director general.

     EuroGas has selected Wolfgang Rauball to act as the Managing Director of OMVJ and Wolfgang Rauball and another person to be selected by EuroGas are to be nominated as directors of TAKT with Wolfgang Rauball to hold the position of Chairman of the Board.

     EuroGas has already been approached by a number of large oil and gas concerns about participating in OMVJ's Yakutian project and TAKT. These contacts and discussions are preliminary in nature, and there can be no assurance that any transaction will be entered into with any larger concern.


                    ITEM 7. FINANCIAL STATEMENT AND EXHIBITS

     The Financial Statements for the business acquired, including the necessary pro forma financial information shall be filed when they become available.

EXHIBITS

            SEC
Exhibit   Reference
Number     Number      Title of Document                                        Location

   1         10        Purchase Agreement between EuroGas and OMV Group            *
                       for the Acquisition of OMV (Jakutien) Exploration GmbH

   2          3        Articles of Organization of OMV (Jakutien) Exploration      *
                       GmbH

   3         10        TAKT Joint Venture Agreement                                *

[FN]
*The English translations of these documents were not available at the time of filing and will be filed by amendment.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Issuer has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       EUROGAS, INC.



Date:  June 26, 1997                   By   /s/ Hank Blankenstein
                                         Hank Blankenstein, Secretary/Treasurer